Exhibit 99.1

Date:	April 26, 2017 4:01 pm EST
From:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. | 812-663-6734

NEWS RELEASE

MainSource Financial Group - NASDAQ, MSFG -
Announces First Quarter 2017 Operating Results

•Net income of $12.1 million

•Earnings Per Share of $0.49 (23% Increase)

•Net Interest Margin of 3.76%

•Non-performing Assets 0.62% of Total Assets

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the first quarter of 2017.  For the three months ended March 31, 2017, the Company recorded net income of $12.1 million, or $0.49 per common share, compared to net income of $8.8 million, or $0.40 per common share, in the first quarter of 2016.  During the first quarter of 2017 the Company recorded $274 thousand in reduced income tax expense related to the adoption of ASU 2016-09 which covers the accounting treatment for stock based compensation.

CEO Comments

Mr. Brown commented on the Company’s first quarter performance, “I am very pleased with our operating results for the first quarter.  Earnings per common share increased by 23% from a year ago as we continued to benefit from the Cheviot acquisition that closed in May 2016 and the organic loan growth from 2016.  Strength in our net interest margin and non-interest income were also contributors to our strong earnings performance.”

Mr. Brown continued, “We were disappointed in the decline in loan balances for the quarter.  Seasonal reductions in revolving lines of credit and reductions in criticized assets placed pressure on loan balances.  During the quarter, we also experienced a higher than normal level of mortgage payoffs.  Commercial loan originations were similar to the first quarter of last year, but were softer than we expected.  We are optimistic that origination activity will pick up in the second quarter and that we will return to growth in balances.”

Mr. Brown continued, “We continue to be pleased overall with our credit quality.  We did experience a slight increase in non-performing assets during the quarter.  One medium-sized commercial real estate loan acquired in our most recent bank purchase led to the increase.  This loan was identified as a potential problem during our pre-merger loan due diligence and was appropriately marked when the merger was completed.”

Mr. Brown concluded, “During the quarter we were pleased to complete the acquisition of the assets of First Service Capital Management, Inc., a Raymond James brokerage agency with approximately $160 million in assets under management, located in Elizabethtown, Kentucky.  We also recently received regulatory approval for our pending merger with FCB Bancorp of Louisville, Kentucky.  Subject to FCB Bancorp shareholder approval and customary closing conditions, we expect to complete the merger in the second quarter.”

NET INTEREST INCOME

Net interest income was $32.3 million for the first quarter of 2017 compared to $26.4 million a year ago.  The increase in net interest income was primarily due to an increase in average earning assets as well as an increase in acquisition accounting adjustments.  Average earning assets increased year over year by $597 million with $430 million coming from the Cheviot acquisition and $167 million from organic growth.  Net interest margin, on a fully-taxable equivalent basis, was 3.76% for the first quarter of 2017, which was a ten basis point increase from the first quarter of 2016 and an increase of seven basis points compared to the fourth quarter of 2016.  The increase in the net interest margin on a linked-quarter basis was primarily attributable to an increase in the yield on investment securities and an increase in the accretion of purchase accounting marks.  Overall, the accretion of acquisition accounting marks added ten basis points to the net interest margin for the first quarter of 2017.

NON-INTEREST INCOME

The Company’s non-interest income was $13.0 million for the first quarter of 2017 compared to $11.6 million for the same period in 2016. Increases in mortgage banking income ($0.6 million) and interchange income ($0.4 million) were the primary drivers of the increase.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $29.4 million for the first quarter of 2017 compared to $26.2 million for the same period in 2016.  The year over year increase in total expenses were primarily in the employee, occupancy and equipment expense categories and were primarily related to the acquisition of Cheviot in May 2016.

BALANCE SHEET AND CAPITAL

Total assets were $4.0 billion at March 31, 2017, which represents a $628 million increase from a year ago.  The increase in assets was primarily related to the acquisition of Cheviot ($535 million) and organic loan growth over the past twelve months.  Loan balances (including loans that are classified as held for sale) decreased $45 million on a linked quarter basis which represents a 7% decrease on an annualized basis.  Higher than normal payoffs and weaker than expected loan demand were the primary drivers of the decrease.  The Company’s regulatory capital ratios remain strong and as of March 31, 2017 were as follows: leverage ratio of 9.9%, tier one capital to risk-weighted assets of 14.3%, common equity tier one capital ratio of 12.8%, and total capital to risk-weighted assets of 15.1%.  In addition, as of March 31, 2017, the Company’s tangible common equity ratio was 8.9% compared to 8.6% as of December 31, 2016.

ASSET QUALITY

Non-performing assets (NPAs) were $25.2 million as of March 31, 2017, an increase of $2.1 million on a linked-quarter basis.  The increase in NPAs was primarily related to one $3.0 million credit that moved to non-performing status during the quarter.  NPAs represented 0.62% of total assets as of March 31, 2017 compared to 0.57% as of December 31, 2016 and 0.48% as of March 31, 2016.  The Company incurred net charge-offs of $130 thousand and recorded no loan loss provision expense for the first quarter of 2017.  This level of provision expense was a result of the decrease in loan balances during the current quarter.  The Company’s allowance for loan losses as a percent of total outstanding loans was 0.85% as of March 31, 2017 compared to 0.84% as of December 31, 2016 and 0.97% as of March 31, 2016.  The decrease in this metric year over year was primarily driven by the increase in acquired loans that were marked to fair value at the acquisition date and not included in the loan loss reserve analysis.

FORWARD LOOKING STATEMENTS

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting  policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.

	Three months ended March 31
	2017	2016
Income Statement Summary
Interest Income	$35,206	$28,746
Interest Expense	2,919	2,374
Net Interest Income	32,287	26,372
Provision for Loan Losses	—	500
Noninterest Income:
Trust and investment product fees	1,197	1,210
Mortgage banking	2,392	1,790
Service charges on deposit accounts	4,791	4,682
Securities gains/(losses)	13	17
Interchange income	3,054	2,635
Other	1,549	1,255
Total Noninterest Income	12,996	11,589
Noninterest Expense:
Employee	17,717	14,860
Occupancy & equipment	5,813	5,324
Intangible amortization	304	328
Marketing	765	654
Interchange expense	797	813
Collection expenses	231	252
FDIC assessment	324	420
Other	3,478	3,506
Total Noninterest Expense	29,429	26,157
Earnings Before Income Taxes	15,854	11,304
Provision for Income Taxes	3,781	2,538
Net Income Available to Common Shareholders	$12,073	$8,766

	Three months ended March 31
	2017	2016
Average Balance Sheet Data
Gross Loans	$2,638,684	$2,149,184
Earning Assets	3,693,212	3,096,634
Total Assets	4,053,417	3,398,105
Noninterest Bearing Deposits	754,746	639,404
Interest Bearing Deposits	2,341,177	1,999,445
Total Interest Bearing Liabilities	2,822,362	2,350,590
Shareholders’ Equity	453,971	389,204

	Three months ended March 31
	2017	2016
Per Share Data
Diluted Earnings Per Common Share	$0.49	$0.40
Cash Dividends Per Common Share	0.16	0.15
Market Value - High	35.21	22.18
Market Value - Low	31.57	19.95
Average Outstanding Shares (diluted)	24,521,161	21,873,038

	Three months ended March 31
	2017	2016
Key Ratios (annualized)
Return on Average Assets	1.21%	1.04%
Return on Average Equity	10.79%	9.06%
Net Interest Margin	3.76%	3.66%
Efficiency Ratio	62.32%	65.73%
Net Overhead to Average Assets	1.64%	1.72%

	March 31	December 31	September 30	June 30	March 31
	2017	2016	2016	2016	2016
Balance Sheet Highlights
Total Loans (Including Loans Held for Sale)	$2,618,980	$2,664,152	$2,591,884	$2,561,765	$2,165,511
Allowance for Loan Losses	22,369	22,499	21,828	21,468	21,079
Total Securities	1,022,208	1,007,540	1,025,048	1,032,380	937,719
Goodwill and Intangible Assets	110,180	108,734	108,651	108,477	80,287
Total Assets	4,042,475	4,080,257	4,013,943	3,995,541	3,414,276
Noninterest Bearing Deposits	812,301	767,159	705,428	677,654	647,187
Interest Bearing Deposits	2,342,836	2,343,712	2,418,600	2,421,705	1,997,657
Other Borrowings	270,976	290,897	300,877	291,047	326,796
Shareholders’ Equity	459,779	449,494	459,608	453,782	394,204

	March 31	December 31	September 30	June 30	March 31
	2017	2016	2016	2016	2016
Other Balance Sheet Data
Tangible Book Value Per Common Share (1)	$14.48	$14.16	$14.60	$14.38	$14.51
Loan Loss Reserve to Loans	0.85%	0.84%	0.84%	0.84%	0.97%
Loan Loss Reserve to Non-performing Loans	110.84%	125.39%	146.07%	131.54%	186.05%
Nonperforming Assets to Total Assets	0.54%	0.49%	0.43%	0.49%	0.39%
NPA’s (w/ TDR’s) to Total Assets	0.62%	0.57%	0.51%	0.58%	0.48%
Tangible Common Equity/Tangible Assets (1)	8.89%	8.58%	8.99%	8.88%	9.42%
Outstanding Shares	24,148,132	24,067,364	24,033,381	24,005,307	21,627,452

	March 31	December 31	September 30	June 30	March 31
	2017	2016	2016	2016	2016
Asset Quality
Special Mention Loans	$12,987	$20,526	$20,050	$18,088	$11,796
Substandard Loans (Accruing)	15,531	18,626	19,805	22,239	15,116
New Non-accrual Loans (for the 3 months ended)	9,051	3,416	3,073	3,668	1,627

Loans Past Due 90 Days or More and Still Accruing	$—	$2,135	$—	$126	$—
Non-accrual Loans	20,181	15,808	14,944	16,195	11,330
Other Real Estate Owned	1,783	1,875	2,242	3,180	1,911
Total Nonperforming Assets (NPA’s)	$21,964	$19,818	$17,186	$19,501	$13,241
Troubled Debt Restructurings (Accruing)	3,227	3,270	3,333	3,508	3,098
Total NPA’s with Troubled Debt Restructurings	$25,191	$23,088	$20,519	$23,009	$16,339

Net Charge-offs - QTD	$130	$179	$(210)	$(184)	$1,441
Net Charge-offs as a % of average loans (annualized)	0.02%	0.03%	(0.03)%	(0.03)%	0.27%

(1) Use Of Non-GAAP Financial Measures

These financial statements include financial measures prepared other than in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  We believe this information is helpful in understanding the Company’s results of operations separate and apart from items that may, or could, have a disproportionate positive or negative impact in any given period, such as acquisition accounting impacts, one-time costs of acquisitions or other non-core items.

Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts.  Tangible common equity is calculated by excluding the balance of preferred stock, goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	March 31	December 31	September 30	June 30	March 31
	2017	2016	2016	2016	2016
Shareholders’ Equity	$459,779	$449,494	$459,608	$453,782	394,204
Less: Intangible Assets	110,180	108,734	108,651	108,477	80,287
Tangible Common Equity	349,599	340,760	350,957	345,305	313,917

Total Assets	4,042,475	4,080,257	4,013,943	3,995,541	3,414,276
Less: Intangible Assets	110,180	108,734	108,651	108,477	80,287
Tangible Assets	3,932,295	3,971,523	3,905,292	3,887,064	3,333,989

Ending Shares Outstanding	24,148,132	24,067,364	24,033,381	24,005,307	21,627,452

Tangible Book Value Per Common Share	$14.48	$14.16	$14.60	$14.38	$14.51
Tangible Common Equity/Tangible Assets	8.89%	8.58%	8.99%	8.88%	9.42%